Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-214321) on Form S-1 of Digital Turbine, Inc. and Subsidiaries (collectively, the “Company”) of our reports dated June 14, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2016.

Our report dated June 14, 2016, on the effectiveness of internal control over financial reporting as of March 31, 2016, expressed an opinion that the Company had not maintained effective internal control over financial reporting as of March 31, 2016, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP

Los Angeles, CA

December 23, 2016